Exhibit 99.1

ANYWHERE REAL ESTATE INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

MADISON, N.J. (February 13, 2025) - Anywhere Real Estate Inc. (NYSE: HOUS) ("Anywhere" or the "Company"), a global leader in residential real estate services, today reported financial results for the fourth quarter and full year ended December 31, 2024.
"Anywhere showed up as a leader in 2024, delivering industry-leading Operating EBITDA and seizing opportunities to invest in our strategy and accelerate growth while proactively navigating change," said Ryan Schneider, Anywhere president and CEO. "We are excited to leverage our competitive advantages in 2025, including building on our luxury leadership momentum, innovating with generative AI to deliver better experiences faster at lower costs, and capitalizing on our position of strength to deliver value for our stakeholders as we move real estate to what's next."
"In 2024, Anywhere overdelivered on cost savings and improved our capital structure despite a challenging housing market," said Charlotte Simonelli, Anywhere executive vice president, chief financial officer, and treasurer. "We continue to deliver meaningful results while positioning the business for even greater growth and financial octane as the market improves.”
Effective December 31, 2024, the Company updated its definitions of Operating EBITDA and Adjusted net income (loss) to include adjustments for non-cash stock-based compensation and certain legal matters that conform with similar adjustments and measures disclosed by industry competitors. Reconciliations of Operating EBITDA and Adjusted net income (loss) to the most directly comparable GAAP measure are provided for all periods presented. See Table 9 for further discussion.
Fourth Quarter 2024 Highlights
•Generated Revenue of $1.4 billion, an increase of $112 million year-over-year.
•Reported Net Loss of $64 million, an improvement of $43 million. Adjusted Net Loss of $49 million improved $5 million versus 2023 (See Table 1a).
•Operating EBITDA of $52 million, up $24 million year-over-year (See Table 5a).
•Combined closed transaction volume increased 13% year-over-year with units up about 3% and price up 9%.
•Continued strength in luxury with Coldwell Banker Global Luxury, Corcoran, and Sotheby’s International Realty brands significantly outperforming the market with closed transaction volume increasing nearly 20% year-over-year.
•Grew our high-margin franchise network by adding 28 franchisees in the fourth quarter of 2024.
•Agent commission splits of 80.3% in the fourth quarter were down 7 basis points year-over-year. It is the 11th straight quarter of stable commission splits at approximately 80%.
•The Company's preliminary January 2025 combined closed transaction volume was up approximately 12% year-over-year and January combined open transaction volume, which represents new contracts and future closings, was up approximately 4% year-over-year.

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024

Full Year 2024 Highlights
•Generated Revenue of $5.7 billion, an increase of $56 million year-over-year.
•Reported Net Loss of $128 million, a decline of $31 million. Adjusted Net Loss of $78 million improved $4 million versus 2023 (See Table 1a).
•Operating EBITDA of $290 million, a $35 million increase year-over-year driven by higher operating margins as we continue to improve our cost structure (See Table 5b).
•Combined closed transaction volume increased 4% year-over-year with units down about 3% and price up 7%.
•Continued strength in luxury with Coldwell Banker Global Luxury, Corcoran, and Sotheby’s International Realty brands significantly outperforming the market with closed transaction volume increasing nearly 10% year-over-year.
•Continued to lead the market in luxury homesales and expanded our luxury leadership with new locations worldwide and gained market share in the U.S.
•Grew our high-margin franchise network by adding 67 franchisees in 2024.
•Realized cost savings of approximately $125 million in 2024, exceeding our initial target by 25%.
•Agent commission splits of 80.3% on the full year increased 14 basis points year-over-year.
•Free Cash Flow of $50 million versus $67 million in 2023 (See Table 7). Free Cash Flow was $70 million before a $20 million litigation settlement payment made in the second quarter.
•Anywhere was recognized by Forbes as a World's Best Employer for the fourth consecutive year, in addition to continuing our consistent track record for 13 years as a World's Most Ethical Company and seven years as a Great Place to Work.

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024

Fourth Quarter and Full Year 2024 Financial Highlights
The following tables set forth the Company’s financial highlights for the periods presented (in millions, except per share data) (unaudited):

	Three Months Ended December 31,
	2024	2023	Change	% Change
Revenue	$1,362	$1,250	$112	9%
Operating EBITDA [1,2]	52	28	24	86
Net loss attributable to Anywhere	(64)	(107)	43	40
Adjusted net loss [1,3]	(49)	(54)	5	9
Loss per share	(0.58)	(0.97)	0.39	40
Free Cash Flow [4]	33	(13)	46	354
Net cash provided by operating activities	$67	$62	$5	8%

Select Key Drivers
Anywhere Brands - Franchise Group [5,6]
Closed homesale sides	171,609	165,815		3%
Average homesale price	$504,637	$460,438		10%
Anywhere Advisors - Owned Brokerage Group [6]
Closed homesale sides	59,388	57,546		3%
Average homesale price	$757,275	$692,791		9%
Anywhere Integrated Services - Title Group
Purchase title and closing units	24,840	22,629		10%
Refinance title and closing units	3,145	2,040		54%

	Year Ended December 31,
	2024	2023	Change	% Change
Revenue	$5,692	$5,636	$56	1%
Operating EBITDA [1,2]	290	255	35	14
Net loss attributable to Anywhere	(128)	(97)	(31)	(32)
Adjusted net loss [1,3]	(78)	(82)	4	5
Loss per share	(1.15)	(0.88)	(0.27)	(31)
Free Cash Flow [4]	50	67	(17)	(25)
Net cash provided by operating activities	$104	$187	$(83)	(44)%

Select Key Drivers
Anywhere Brands - Franchise Group [5,6]
Closed homesale sides	700,589	720,853		(3)%
Average homesale price	$497,494	$462,277		8%
Anywhere Advisors - Owned Brokerage Group [6]
Closed homesale sides	249,421	258,643		(4)%
Average homesale price	$748,596	$696,992		7%
Anywhere Integrated Services - Title Group
Purchase title and closing units	103,612	102,967		1%
Refinance title and closing units	10,225	8,850		16%
_______________
Footnotes:
1 Effective December 31, 2024, the Company updated its definitions of Operating EBITDA and Adjusted net income (loss) to include adjustments for non-cash stock-based compensation and legal contingencies unrelated to normal operations which currently includes industry-

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024

wide antitrust lawsuits and class action lawsuits to conform with similar adjustments and measures disclosed by industry competitors. These changes have been applied retrospectively to prior periods to enhance comparability. The inclusion of these adjustments does not materially affect segment-level trends or conclusions previously disclosed. See Table 9 for further discussion.
2 See Tables 5a and 5b for a reconciliation of Net loss attributable to Anywhere to Operating EBITDA. Operating EBITDA is defined as net income (loss) adjusted for depreciation and amortization, interest expense, net (excluding relocation services interest for securitization assets and securitization obligations), income taxes, and certain non-core items. Non-core items include non-cash stock-based compensation, restructuring charges, impairments, former parent legacy items, legal contingencies unrelated to normal operations which currently includes industry-wide antitrust lawsuits and class action lawsuits, gains or losses on the early extinguishment of debt, and gains or losses on discontinued operations or the sale of businesses, investments or other assets.
3 See Table 1a for a reconciliation of Net loss attributable to Anywhere to Adjusted net loss. Adjusted net income (loss) is defined as net income (loss) before mark-to-market interest rate swap adjustments, non-cash stock-based compensation, restructuring charges, impairments, former parent legacy items, legal contingencies unrelated to normal operations which currently includes industry-wide antitrust lawsuits and class action lawsuits, (gain) loss on the early extinguishment of debt, (gain) loss on the sale of businesses, investments or other assets and the tax effect of the foregoing adjustments.
4 See Table 7 for a reconciliation of Net loss attributable to Anywhere to Free Cash Flow. Free Cash Flow is defined as net income (loss) attributable to Anywhere before income tax expense (benefit), income tax payments, net interest expense, cash interest payments, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, impairments, (gain) loss on the sale of businesses, investments or other assets, (gain) loss on the early extinguishment of debt, working capital adjustments and relocation receivables (assets), net of change in securitization obligations.
5 Includes all franchisees except for Owned Brokerage Group.
6 As of December 31, 2024, the Company's combined homesale transaction volume (transaction sides multiplied by average sale price) increased 13% compared with the fourth quarter of 2023 and increased 4% compared with the year ended December 31, 2023.

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024

2025 Financial Estimates
The Company expects to realize further cost savings of approximately $100 million in 2025, which we expect will be offset in part by inflationary pressures and investments as we look to make significant progress transforming our business.
The Company expects Operating EBITDA for full year 2025 to be about $350 million. The largest variable in this estimate is the performance of the housing market. The Company expects normal seasonal volumes throughout the year.
The Company expects its Free Cash Flow excluding one-time items to be similar to 2024. Free cash flow, like Operating EBITDA, is driven by the overall housing market and may be impacted by additional investments we make to drive growth and advance our technology strategy.
The one-time items are estimated to be approximately $115 million and consist of three items. First, the final $54 million payment towards our antitrust litigation settlement will be due when appeals are resolved, the timing of which is uncertain (but is not expected any earlier than mid-2025). Second, approximately $40 million for a 1999 Cendant legacy tax matter (due once statutory notice is received, which we have assumed will occur in 2025). Third, a $20 million payment for the January 2025 settlement of the Company's TCPA litigation, subject to preliminary and final court approval (with final court approval and payment estimated to occur in the third quarter of 2025).
These estimates are subject to, among other things, macroeconomic and housing market uncertainties, including those related to declining affordability, constrained inventory as well as the potential impact from the California wildfires, and competitive, litigation and regulatory uncertainties.
Balance Sheet
Total corporate debt, including the short-term portion, net of cash and cash equivalents (net corporate debt), totaled $2.4 billion at December 31, 2024. The Company ended the quarter with cash and cash equivalents of $118 million. The Company's Senior Secured Leverage Ratio was 1.22x at December 31, 2024 (see Table 8a). The Company's Net Debt Leverage Ratio was 7.2x at December 31, 2024 (see Table 8b).
As of February 12, 2025 the Company had $575 million of outstanding borrowings under its Revolving Credit Facility.
A consolidated balance sheet is included as Table 2 of this press release.
Investor Conference Call
Today, February 13, at 8:30 a.m. (ET), Anywhere will hold a conference call via webcast to review its fourth quarter and full year 2024 results and provide a business update. The webcast will be hosted by Ryan Schneider, chief executive officer and president, and Charlotte Simonelli, chief financial officer, and will conclude with an investor Q&A period with management.
To access the live webcast of the conference call or to view a replay, visit the company's investor relations website at https://ir.anywhere.re/.
The conference call can also be accessed by registering online at the Event Registration Page, at which time registrants will receive dial-in information as well as a conference ID. Registration can be completed in advance of the conference call.
About Anywhere Real Estate Inc.
Anywhere Real Estate Inc. (NYSE: HOUS) is moving the real estate industry to what’s next. A leader of integrated residential real estate services, Anywhere includes franchise, brokerage, relocation, and title and settlement businesses, as well as mortgage and title insurance underwriter minority owned joint ventures. The diverse Anywhere brand portfolio includes some of the most recognized names in real estate: Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, Corcoran®, ERA®, and Sotheby’s International Realty®. Using innovative technology, data and marketing products, high-quality lead generation programs, and best-in-class learning and support services, Anywhere fuels the productivity of its

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024

approximately 179,200 independent sales agents in the U.S. and approximately 132,700 independent sales agents in 118 other countries and territories, helping them build stronger businesses and best serve today’s consumers. Recognized for 13 consecutive years as one of the World’s Most Ethical Companies, Anywhere has also been designated a Great Place to Work seven years in a row, honored on the Forbes list of World’s Best Employers for four years, named one of America’s Most Innovative Companies by Fortune for two years, and featured by Newsweek as one of the World's Most Trustworthy Companies.
Forward-Looking Statements
This press release contains "forward-looking statements," within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "believes", "expects", "anticipates", "intends", "projects", "estimates", "potential" and "plans" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could", and include statements that refer to expectations or other characterizations of future events, circumstances or results. Examples of forward-looking statements include the information appearing under 2025 Financial Estimates.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Anywhere Real Estate Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
The following include some, but not all, of the factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements: downturns and disruptions in the residential real estate market, which could include, but are not limited to, factors that impact homesale transaction volume, such as: prolonged periods of a high mortgage rate and/or high inflation rate environment, continued or accelerated reductions in housing affordability, insufficient or excessive inventory and continued or accelerated declines, the absence of significant increases in the number of home sales, stagnant or declining home prices, or changes in consumer preferences in the U.S.; adverse developments or the absence of sustained improvement in macroeconomic conditions (such as business, economic or political conditions) on a global, domestic or local basis; changes to industry rules or practices that prohibit, restrict or adversely alter policies, practices, rules or regulations governing the functioning of the residential real estate market (regardless of whether such changes are driven by regulatory action, litigation outcomes, or otherwise); the impact of evolving competitive and consumer dynamics, including: meaningful decreases in the average broker commission rate, continued erosion of the Company's share of the commission income generated by homesale transactions, our ability to compete against traditional and non-traditional competitors, our ability to adapt our business to changing consumer preferences, or further disruption in the residential real estate brokerage industry related to listing aggregator market power and concentration; our ability to execute our business strategy, including with respect to our efforts to: recruit and retain productive independent sales agents, attract and retain franchisees or renew existing franchise agreements without reducing contractual royalty rates or increasing the amount and prevalence of sales incentives, develop or procure products, services and technology that support our strategic initiatives, successfully adopt and integrate artificial intelligence and similar technology into our products and services, or achieve or maintain cost savings and other benefits from our cost-saving initiatives; adverse developments or outcomes in large scale litigation, involving significant claims, such as antitrust litigation and litigation related to the Telephone Consumer Protection Act (TCPA); risks related to our substantial indebtedness, particularly heightened during industry downturns or broader recessions, which could adversely limit our operations, including our ability to grow our business, whether organically or via acquisitions, adversely impact our liquidity and/or adversely impact our ability, and any actions we may take, to refinance, restructure or repay our indebtedness; risks related to our business structure, including: the operating results of affiliated franchisees and their ability to pay franchise and related fees, continued consolidation among our top 250 franchisees, the geographic and high-end market concentration of our company owned brokerages, the loss of our largest real estate benefit program client or continued reduction in spending on relocation services, the failure of third-party vendors or partners to perform as expected or our failure to adequately monitor them, our ability to continue to securitize certain of the relocation assets of Cartus; our failure or alleged failure to comply with laws, regulations and regulatory interpretations and any changes or stricter

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024

interpretations of any of the foregoing, including but not limited to (1) antitrust laws and regulations, (2) the Real Estate Settlement Procedures Act or other federal or state consumer protection or similar laws, (3) state or federal employment laws or regulations that would require reclassification of independent contractor sales agents to employee status, (4) the TCPA, and (5) privacy or cybersecurity laws and regulations; cybersecurity incidents; impacts from severe weather events, natural disasters and other catastrophic events, such as the wildfires recently impacting California; impairment of our goodwill and other long-lived assets; the accuracy of market forecasts and estimates; and significant fluctuation in the price of our common stock.
Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings "Forward-Looking Statements," "Summary of Risk Factors," "Risk Factors" and "Legal Proceedings" in our filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, and our Annual Report on Form 10-K for the year ended December 31, 2023, and our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events except as required by law.
Non-GAAP Financial Measures
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release. See Tables 8a, 8b and 9 for definitions of these non-GAAP financial measures and Tables 1a, 5a, 5b, 6a, 6b, 7, 8a and 8b for reconciliations of the historical non-GAAP financial measures to their most comparable GAAP terms.
Reconciliations of the Company's estimates of 2025 Operating EBITDA and full-year Free Cash Flow excluding one-time items, which are each non-GAAP financial measures, to estimated net income (loss) attributable to Anywhere are not provided because of the difficulty in forecasting and quantifying the items that would be necessary for such reconciliations. The Company also believes that providing estimates of the amounts that would be required to provide such reconciliations would imply a degree of precision that would be confusing or misleading to investors. These items are uncertain, depend on various factors and may have a material impact on GAAP results.

Investor Contacts:	Media Contacts:
Alicia Swift	Trey Sarten
(973) 407-4669	(973) 407-2162
Alicia.Swift@anywhere.re	Trey.Sarten@anywhere.re

Tim Swanson	Gabriella Chiera
(973) 407-2612	(973) 407-5236
Tim.Swanson@anywhere.re	Gabriella.Chiera@anywhere.re

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024                8
Table 1
ANYWHERE REAL ESTATE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues
Gross commission income	$1,104	$1,011	$4,629	$4,570
Service revenue	140	124	574	569
Franchise fees	87	81	356	351
Other	31	34	133	146
Net revenues	1,362	1,250	5,692	5,636
Expenses
Commission and other agent-related costs	886	812	3,718	3,664
Operating	280	278	1,125	1,147
Marketing	52	54	195	215
General and administrative	89	91	392	422
Former parent legacy cost, net	1	1	2	18
Restructuring costs, net	8	9	32	49
Impairments	11	54	20	65
Depreciation and amortization	47	47	198	196
Interest expense, net	36	37	153	151
Gain on the early extinguishment of debt	—	—	(7)	(169)
Other expense (income), net	1	(1)	—	—
Total expenses	1,411	1,382	5,828	5,758
Loss before income taxes, equity in losses (earnings) and noncontrolling interests	(49)	(132)	(136)	(122)
Income tax expense (benefit)	13	(22)	(2)	(15)
Equity in losses (earnings) of unconsolidated entities	1	(2)	(7)	(9)
Net loss	(63)	(108)	(127)	(98)
Less: Net (income) loss attributable to noncontrolling interests	(1)	1	(1)	1
Net loss attributable to Anywhere	$(64)	$(107)	$(128)	$(97)

Loss per share attributable to Anywhere shareholders:
Basic loss per share	$(0.58)	$(0.97)	$(1.15)	$(0.88)
Diluted loss per share	$(0.58)	$(0.97)	$(1.15)	$(0.88)
Weighted average common and common equivalent shares of Anywhere outstanding:
Basic	111.3	110.5	111.1	110.3
Diluted	111.3	110.5	111.1	110.3

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024                9
Table 1a
ANYWHERE REAL ESTATE INC.
NON-GAAP RECONCILIATION
ADJUSTED NET INCOME (LOSS)
(In millions, except per share data)
Set forth in the table below is a reconciliation of Net loss attributable to Anywhere to Adjusted net loss as defined in Table 9 for the three-month periods and years ended December 31, 2024 and 2023:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net loss attributable to Anywhere	$(64)	$(107)	$(128)	$(97)
Addback:
Stock-based compensation (a)	5	—	17	12
Restructuring costs, net (b)	8	9	32	49
Impairments (c)	11	54	20	65
Former parent legacy cost, net (d)	1	1	2	18
Legal contingencies (e)	(8)	9	2	43
Gain on the early extinguishment of debt (f)	—	—	(7)	(169)
Loss on the sale of businesses, investments or other assets, net	3	—	3	2
Adjustments for tax effect (g)	(5)	(20)	(19)	(5)
Adjusted net loss attributable to Anywhere	$(49)	$(54)	$(78)	$(82)
_______________
(a)Stock-based compensation is a non-cash expense that is based on grant date fair value, which is influenced by the Company's stock price, and recognized over the requisite service period.
(b)Restructuring costs are approximately half personnel-related, including severance costs primarily to streamline finance and other administrative functions, and half facility-related, including costs incurred to reduce our brokerage operating model to align with the industry as well as our Corporate headquarters footprint.
(c)Non-cash impairments in 2024 relate to leases and other assets. In 2023, these relate to a $25 million impairment at Franchise Group to reduce goodwill related to Cartus, a $25 million impairment of franchise trademarks and impairments of leases and other assets.
(d)Former parent legacy items relate to a legacy tax matter.
(e)Legal contingencies do not include cases that are part of our normal operating activities or legal expenses incurred in the ordinary course of business. See Table 9 for further discussion.
(f)The gain on the early extinguishment of debt relates to the repurchases of Unsecured Notes that occurred during the third quarter of 2024, as well as the debt exchange transactions and open market repurchases that occurred during the third quarter of 2023.
(g)Reflects tax effect of adjustments at the Company's blended state and federal statutory rate.

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024                10
Table 2
ANYWHERE REAL ESTATE INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$118	$106
Restricted cash	6	13
Trade receivables (net of allowance for doubtful accounts of $17 and $18)	101	105
Relocation receivables	150	138
Other current assets	206	218
Total current assets	581	580
Property and equipment, net	247	280
Operating lease assets, net	331	380
Goodwill	2,499	2,499
Trademarks	584	586
Franchise agreements, net	821	887
Other intangibles, net	106	127
Other non-current assets	467	500
Total assets	$5,636	$5,839
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$101	$99
Securitization obligations	140	115
Current portion of long-term debt	490	307
Current portion of operating lease liabilities	105	113
Accrued expenses and other current liabilities	553	573
Total current liabilities	1,389	1,207
Long-term debt	2,031	2,235
Long-term operating lease liabilities	284	333
Deferred income taxes	207	207
Other non-current liabilities	155	176
Total liabilities	4,066	4,158
Commitments and contingencies
Equity:
Anywhere preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued and outstanding at December 31, 2024 and December 31, 2023	—	—
Anywhere common stock: $0.01 par value; 400,000,000 shares authorized, 111,261,825 shares issued and outstanding at December 31, 2024 and 110,488,093 shares issued and outstanding at December 31, 2023	1	1
Additional paid-in capital	4,827	4,813
Accumulated deficit	(3,219)	(3,091)
Accumulated other comprehensive loss	(42)	(44)
Total stockholders' equity	1,567	1,679
Noncontrolling interests	3	2
Total equity	1,570	1,681
Total liabilities and equity	$5,636	$5,839

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024                11
Table 3
ANYWHERE REAL ESTATE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2024	2023
Operating Activities
Net loss	$(127)	$(98)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	198	196
Deferred income taxes	(2)	(33)
Impairments	20	65
Amortization of deferred financing costs and debt premium	8	8
Gain on the early extinguishment of debt	(7)	(169)
Loss on the sale of businesses, investments or other assets, net	3	2
Equity in earnings of unconsolidated entities	(7)	(9)
Stock-based compensation	17	12
Other adjustments to net loss	(2)	(6)
Net change in assets and liabilities, excluding the impact of acquisitions and dispositions:
Trade receivables	4	97
Relocation receivables	(12)	72
Other assets	93	105
Accounts payable, accrued expenses and other liabilities	(65)	(47)
Dividends received from unconsolidated entities	3	8
Other, net	(20)	(16)
Net cash provided by operating activities	104	187
Investing Activities
Property and equipment additions	(78)	(72)
Payments for acquisitions, net of cash acquired	—	(1)
Net proceeds from the sale of businesses	—	8
Investment in unconsolidated entities	—	(1)
Proceeds from the sale of investments in unconsolidated entities	—	6
Other, net	1	1
Net cash used in investing activities	(77)	(59)
Financing Activities
Net change in Revolving Credit Facility	205	(65)
Repayment of Term Loan A Facility	(194)	—
Proceeds from issuance of Senior Secured Second Lien Notes	—	640
Repurchases and redemption of Senior Notes	(19)	(688)
Amortization payments on term loan facilities	(12)	(16)
Net change in securitization obligations	25	(48)
Debt issuance costs	—	(13)
Cash paid for fees associated with early extinguishment of debt	—	(2)
Taxes paid related to net share settlement for stock-based compensation	(3)	(4)
Other, net	(23)	(31)
Net cash used in financing activities	(21)	(227)
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	(1)	—
Net increase (decrease) in cash, cash equivalents and restricted cash	5	(99)
Cash, cash equivalents and restricted cash, beginning of period	119	218
Cash, cash equivalents and restricted cash, end of period	$124	$119

Supplemental Disclosure of Cash Flow Information
Interest payments (including securitization interest of $10 and $12 respectively)	$158	$168
Income tax payments, net	1	14

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024                12
Table 4a

ANYWHERE REAL ESTATE INC.
2024 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	December 31, 2024
Anywhere Brands - Franchise Group (a)
Closed homesale sides	144,775	194,372	189,833	171,609	700,589
Average homesale price	$470,119	$506,676	$502,512	$504,637	$497,494
Average homesale broker commission rate	2.43%	2.42%	2.41%	2.39%	2.41%
Net royalty per side	$417	$462	$456	$446	$447
Anywhere Advisors - Owned Brokerage Group
Closed homesale sides	50,513	71,895	67,625	59,388	249,421
Average homesale price	$709,506	$775,453	$741,623	$757,275	$748,596
Average homesale broker commission rate	2.41%	2.36%	2.36%	2.35%	2.37%
Gross commission income per side	$17,946	$19,141	$18,376	$18,577	$18,557
Anywhere Integrated Services - Title Group
Purchase title and closing units	21,325	29,816	27,631	24,840	103,612
Refinance title and closing units	2,025	2,394	2,661	3,145	10,225
Average fee per closing unit	$3,208	$3,323	$3,361	$3,428	$3,341
_______________
(a)Includes all franchisees except for Owned Brokerage Group.

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024                13
Table 4b

ANYWHERE REAL ESTATE INC.
2023 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	December 31, 2023
Anywhere Brands - Franchise Group (a)
Closed homesale sides	150,491	203,928	200,619	165,815	720,853
Average homesale price	$437,964	$473,312	$470,818	$460,438	$462,277
Average homesale broker commission rate	2.46%	2.46%	2.45%	2.45%	2.45%
Net royalty per side	$392	$451	$442	$429	$431
Anywhere Advisors - Owned Brokerage Group
Closed homesale sides	53,797	75,506	71,794	57,546	258,643
Average homesale price	$663,223	$709,764	$712,232	$692,791	$696,992
Average homesale broker commission rate	2.41%	2.43%	2.41%	2.42%	2.42%
Gross commission income per side	$16,776	$18,059	$18,013	$17,558	$17,668
Anywhere Integrated Services - Title Group
Purchase title and closing units	21,749	30,136	28,453	22,629	102,967
Refinance title and closing units	2,198	2,308	2,304	2,040	8,850
Average fee per closing unit	$3,129	$3,202	$3,187	$3,216	$3,185
_______________
(a)Includes all franchisees except for Owned Brokerage Group.

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024                14
Table 5a
ANYWHERE REAL ESTATE INC.
NON-GAAP RECONCILIATION - OPERATING EBITDA
THREE MONTHS ENDED DECEMBER 31, 2024 AND 2023
(In millions)
Set forth in the table below is a reconciliation of Net loss attributable to Anywhere to Operating EBITDA as defined in Table 9 for the three-month periods ended December 31, 2024 and 2023:

	Three Months Ended December 31,
	2024	2023
Net loss attributable to Anywhere	$(64)	$(107)
Income tax expense (benefit)	13	(22)
Loss before income taxes	(51)	(129)
Add: Depreciation and amortization	47	47
Interest expense, net	36	37
Stock-based compensation (a)	5	—
Restructuring costs, net (b)	8	9
Impairments (c)	11	54
Former parent legacy cost, net (d)	1	1
Legal contingencies (e)	(8)	9
Loss on the sale of businesses, investments or other assets, net	3	—
Operating EBITDA	$52	$28
_______________
(a)Stock-based compensation is a non-cash expense that is based on grant date fair value, which is influenced by the Company's stock price, and recognized over the requisite service period. This expense is primarily related to Corporate and Other.
(b)Restructuring costs are approximately half personnel-related, including severance costs primarily to streamline finance and other administrative functions, and half facility-related, including costs incurred to reduce our brokerage operating model to align with the industry as well as our Corporate headquarters footprint.
Restructuring charges incurred for the three months ended December 31, 2024 include $5 million at Owned Brokerage Group and $3 million in Corporate and Other. Restructuring charges incurred for the three months ended December 31, 2023 include $3 million at Franchise Group, $2 million at Owned Brokerage Group, $2 million at Title Group and $2 million in Corporate and Other.
(c)Non-cash impairments for the three months ended December 31, 2024 primarily related to leases and other assets. Non-cash impairments for the three months ended December 31, 2023 include $25 million at Franchise Group to reduce goodwill related to Cartus, $25 million related to franchise trademarks and $4 million of other impairment charges related to leases and other assets.
(d)Former parent legacy items are recorded in Corporate and Other.
(e)Legal contingencies do not include cases that are part of our normal operating activities or legal expenses incurred in the ordinary course of business. See Table 9 for further discussion.
The following table reflects Revenue, Operating EBITDA and Operating EBITDA margin, both as defined in Table 9, for each of the Company's reportable segments and Corporate and Other:

	Revenues (b)		$ Change	% Change	Operating EBITDA		$ Change	% Change	Operating EBITDA Margin		Change
	2024	2023			2024	2023			2024	2023
Franchise Group	$229	$221	$8	4%	$121	$110	$11	10%	53%	50%	3
Owned Brokerage Group	1,118	1,024	94	9	(27)	(43)	16	37	(2)	(4)	2
Title Group	92	75	17	23	(9)	(12)	3	25	(10)	(16)	6
Corporate and Other (a)	(77)	(70)	(7)	(b)	(33)	(27)	(6)	(22)
Total Company	$1,362	$1,250	$112	9%	$52	$28	$24	86%	4%	2%	2
_______________
(a)Corporate and Other includes the Company's intersegment revenues which are eliminated and various unallocated corporate expenses.
(b)Revenues include the elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by Owned Brokerage Group of $77 million and $70 million during the three months ended December 31, 2024 and 2023, respectively, and are eliminated in the Corporate and Other line.

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024                15
Table 5b
ANYWHERE REAL ESTATE INC.
NON-GAAP RECONCILIATION - OPERATING EBITDA
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(In millions)
Set forth in the table below is a reconciliation of Net loss attributable to Anywhere to Operating EBITDA as defined in Table 9 for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
Net loss attributable to Anywhere	$(128)	$(97)
Income tax benefit	(2)	(15)
Loss before income taxes	(130)	(112)
Add: Depreciation and amortization	198	196
Interest expense, net	153	151
Stock-based compensation (a)	17	12
Restructuring costs, net (b)	32	49
Impairments (c)	20	65
Former parent legacy cost, net (d)	2	18
Legal contingencies (e)	2	43
Gain on the early extinguishment of debt (f)	(7)	(169)
Loss on the sale of businesses, investments or other assets, net	3	2
Operating EBITDA	$290	$255
_______________
(a)Stock-based compensation is a non-cash expense that is based on grant date fair value, which is influenced by the Company's stock price, and recognized over the requisite service period. This expense is primarily related to Corporate and Other.
(b)Restructuring costs are approximately half personnel-related, including severance costs primarily to streamline finance and other administrative functions, and half facility-related, including costs incurred to reduce our brokerage operating model to align with the industry as well as our Corporate headquarters footprint.
Restructuring charges incurred for the year ended December 31, 2024 include $4 million at Franchise Group, $15 million at Owned Brokerage Group, $1 million at Title Group and $12 million in Corporate and Other. Restructuring charges incurred for the year ended December 31, 2023 include $11 million at Franchise Group, $25 million at Owned Brokerage Group, $4 million at Title Group and $9 million in Corporate and Other.
(c)Non-cash impairments for the year ended December 31, 2024 primarily related to leases and other assets. Non-cash impairments for the year ended December 31, 2023 include $25 million at Franchise Group to reduce goodwill related to Cartus, $25 million related to franchise trademarks and $15 million related to leases and other assets.
(d)Former parent legacy items are recorded in Corporate and Other and relate to a legacy tax matter.
(e)Legal contingencies do not include cases that are part of our normal operating activities or legal expenses incurred in the ordinary course of business. See Table 9 for further discussion. Includes $2 million in Corporate and Other for the year ended December 31, 2024 and $34 million and $9 million in Corporate and Other and Brokerage Group, respectively, for the year ended December 31, 2023.
(f)Gain on the early extinguishment of debt is recorded in Corporate and Other. The gain on the early extinguishment of debt relates to the repurchases of Unsecured Notes that occurred during the third quarter of 2024, as well as the debt exchange transactions and open market repurchases that occurred during the third quarter of 2023.
The following table reflects Revenue, Operating EBITDA and Operating EBITDA margin, both as defined in Table 9, for each of the Company's reportable segments and Corporate and Other:

	Revenues (b)		$ Change	% Change	Operating EBITDA		$ Change	% Change	Operating EBITDA Margin		Change
	2024	2023			2024	2023			2024	2023
Franchise Group	$961	$983	$(22)	(2)%	$521	$527	$(6)	(1)%	54%	54%	—
Owned Brokerage Group	4,688	4,628	60	1	(93)	(135)	42	31	(2)	(3)	1
Title Group	362	340	22	6	(13)	(16)	3	19	(4)	(5)	1
Corporate and Other (a)	(319)	(315)	(4)	(b)	(125)	(121)	(4)	(3)
Total Company	$5,692	$5,636	$56	1%	$290	$255	$35	14%	5%	5%	—
_______________
(a)Corporate and Other includes the Company's intersegment revenues which are eliminated and various unallocated corporate expenses.
(b)Revenues include the elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by Owned Brokerage Group of $319 million and $315 million during the years ended December 31, 2024 and 2023, respectively, and are eliminated in the Corporate and Other line.

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024                16
Table 6a
ANYWHERE REAL ESTATE INC.
SELECTED 2024 FINANCIAL DATA
(In millions)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2024	2024	2024	2024	2024
Net revenues (a)
Franchise Group	$200	$265	$267	$229	$961
Owned Brokerage Group	919	1,393	1,258	1,118	4,688
Title Group	71	103	96	92	362
Corporate and Other (b)	(64)	(92)	(86)	(77)	(319)
Total Company	$1,126	$1,669	$1,535	$1,362	$5,692

Operating EBITDA
Franchise Group	$90	$159	$151	$121	$521
Owned Brokerage Group	(59)	4	(11)	(27)	(93)
Title Group	(15)	9	2	(9)	(13)
Corporate and Other (b)	(29)	(29)	(34)	(33)	(125)
Total Company	$(13)	$143	$108	$52	$290

Non-GAAP Reconciliation - Operating EBITDA
Total Company Operating EBITDA	$(13)	$143	$108	$52	$290

Less: Depreciation and amortization	55	48	48	47	198
Interest expense, net	39	40	38	36	153
Income tax (benefit) expense	(28)	11	2	13	(2)
Stock-based compensation (c)	4	4	4	5	17
Restructuring costs, net (d)	11	7	6	8	32
Impairments (e)	6	2	1	11	20
Former parent legacy cost (benefit), net (f)	1	1	(1)	1	2
Legal contingencies (g)	—	—	10	(8)	2
Gain on the early extinguishment of debt (f)	—	—	(7)	—	(7)
Loss on the sale of businesses, investments or other assets, net	—	—	—	3	3
Net (loss) income attributable to Anywhere	$(101)	$30	$7	$(64)	$(128)
_______________
(a)Transactions between segments are eliminated in consolidation. Revenues for Franchise Group include intercompany royalties and marketing fees paid by Owned Brokerage Group of $64 million, $92 million, $86 million and $77 million for the three months ended March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024, respectively. Such amounts are eliminated in the Corporate and Other line.
(b)Corporate and Other includes the Company's intersegment revenues which are eliminated and various unallocated corporate expenses.
(c)Stock-based compensation is a non-cash expense that is based on grant date fair value, which is influenced by the Company's stock price, and recognized over the requisite service period.
(d)Includes restructuring charges broken down by business unit as follows:

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2024	2024	2024	2024	2024
Franchise Group	$1	$2	$1	$—	$4
Owned Brokerage Group	6	1	3	5	15
Title Group	—	1	—	—	1
Corporate and Other	4	3	2	3	12
Total Company	$11	$7	$6	$8	$32
(e)Non-cash impairments primarily related to leases and other assets.
(f)Former parent legacy items are recorded in Corporate and Other and relate to a legacy tax matter.
(g)Legal contingencies do not include cases that are part of our normal operating activities or legal expenses incurred in the ordinary course of business. See Table 9 for further discussion.
(h)Gain on the early extinguishment of debt is recorded in Corporate and Other and relates to the repurchases of Unsecured Notes.

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024                17
Table 6b
ANYWHERE REAL ESTATE INC.
SELECTED 2023 FINANCIAL DATA
(In millions)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2023	2023	2023	2023	2023
Net revenues (a)
Franchise Group	$207	$284	$271	$221	$983
Owned Brokerage Group	915	1,380	1,309	1,024	4,628
Title Group	72	100	93	75	340
Corporate and Other (b)	(63)	(93)	(89)	(70)	(315)
Total Company	$1,131	$1,671	$1,584	$1,250	$5,636

Operating EBITDA
Franchise Group	$97	$164	$156	$110	$527
Owned Brokerage Group	(74)	(11)	(7)	(43)	(135)
Title Group	(17)	10	3	(12)	(16)
Corporate and Other (b)	(30)	(32)	(32)	(27)	(121)
Total Company	$(24)	$131	$120	$28	$255

Non-GAAP Reconciliation - Operating EBITDA
Total Company Operating EBITDA	$(24)	$131	$120	$28	$255

Less: Depreciation and amortization	50	49	50	47	196
Interest expense, net	38	39	37	37	151
Income tax (benefit) expense	(46)	8	45	(22)	(15)
Stock-based compensation (c)	4	4	4	—	12
Restructuring costs, net (d)	25	6	9	9	49
Impairments (e)	4	4	3	54	65
Former parent legacy cost, net (f)	16	1	—	1	18
Legal contingencies (g)	24	1	9	9	43
Gain on the early extinguishment of debt (h)	—	—	(169)	—	(169)
(Gain) loss on the sale of businesses, investments or other assets, net	(1)	—	3	—	2
Net (loss) income attributable to Anywhere	$(138)	$19	$129	$(107)	$(97)
_______________
(a)Transactions between segments are eliminated in consolidation. Revenues for Franchise Group include intercompany royalties and marketing fees paid by Owned Brokerage Group of $63 million, $93 million, $89 million and $70 million for the three months ended March 31, 2023, June 30, 2023, September 30, 2023 and December 31, 2023, respectively. Such amounts are eliminated in the Corporate and Other line.
(b)Corporate and Other includes the Company's intersegment revenues which are eliminated and various unallocated corporate expenses.
(c)Stock-based compensation is a non-cash expense that is based on grant date fair value, which is influenced by the Company's stock price, and recognized over the requisite service period.
(d)Includes restructuring charges broken down by business unit as follows:

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2023	2023	2023	2023	2023
Franchise Group	$6	$—	$2	$3	$11
Owned Brokerage Group	14	4	5	2	25
Title Group	—	1	1	2	4
Corporate and Other	5	1	1	2	9
Total Company	$25	$6	$9	$9	$49
(e)Impairments for the three months ended March 31, 2023, June 30 2023 and September 30, 2023 primarily relate to non-cash lease asset impairments. Non-cash impairments for the three months ended December 31, 2023 include $25 million at Franchise Group to reduce goodwill related to Cartus, $25 million related to franchise trademarks and $4 million related to leases and other assets.
(f)Former parent legacy costs are recorded in Corporate and Other and relate to a legacy tax matter.
(g)Legal contingencies do not include cases that are part of our normal operating activities or legal expenses incurred in the ordinary course of business. See Table 9 for further discussion.
(h)Gain on the early extinguishment of debt is recorded in Corporate and Other and relates to the debt exchange transactions and open market repurchases that occurred during the third quarter of 2023.

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024                18
Table 6c
ANYWHERE REAL ESTATE INC.
2024 CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2024	2024	2024	2024	2024
Revenues
Gross commission income	$907	$1,376	$1,242	$1,104	$4,629
Service revenue	119	159	156	140	574
Franchise fees	70	101	98	87	356
Other	30	33	39	31	133
Net revenues	1,126	1,669	1,535	1,362	5,692
Expenses
Commission and other agent-related costs	726	1,108	998	886	3,718
Operating	273	285	287	280	1,125
Marketing	45	47	51	52	195
General and administrative	99	93	111	89	392
Former parent legacy cost (benefit), net	1	1	(1)	1	2
Restructuring costs, net	11	7	6	8	32
Impairments	6	2	1	11	20
Depreciation and amortization	55	48	48	47	198
Interest expense, net	39	40	38	36	153
Gain on the early extinguishment of debt	—	—	(7)	—	(7)
Other (income) expense, net	(1)	—	—	1	—
Total expenses	1,254	1,631	1,532	1,411	5,828
(Loss) income before income taxes, equity in losses (earnings) and noncontrolling interests	(128)	38	3	(49)	(136)
Income tax (benefit) expense	(28)	11	2	13	(2)
Equity in losses (earnings) of unconsolidated entities	1	(3)	(6)	1	(7)
Net (loss) income	(101)	30	7	(63)	(127)
Less: Net income attributable to noncontrolling interests	—	—	—	(1)	(1)
Net (loss) income attributable to Anywhere	$(101)	$30	$7	$(64)	$(128)

(Loss) earnings per share attributable to Anywhere shareholders:
Basic (loss) earnings per share	$(0.91)	$0.27	$0.06	$(0.58)	$(1.15)
Diluted (loss) earnings per share	$(0.91)	$0.27	$0.06	$(0.58)	$(1.15)
Weighted average common and common equivalent shares of Anywhere outstanding:
Basic	110.7	111.2	111.3	111.3	111.1
Diluted	110.7	111.9	112.2	111.3	111.1

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024                19
Table 6d
ANYWHERE REAL ESTATE INC.
2023 CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2023	2023	2023	2023	2023
Revenues
Gross commission income	$903	$1,363	$1,293	$1,011	$4,570
Service revenue	127	163	155	124	569
Franchise fees	69	102	99	81	351
Other	32	43	37	34	146
Net revenues	1,131	1,671	1,584	1,250	5,636
Expenses
Commission and other agent-related costs	723	1,092	1,037	812	3,664
Operating	286	299	284	278	1,147
Marketing	49	56	56	54	215
General and administrative	123	104	104	91	422
Former parent legacy cost, net	16	1	—	1	18
Restructuring costs, net	25	6	9	9	49
Impairments	4	4	3	54	65
Depreciation and amortization	50	49	50	47	196
Interest expense, net	38	39	37	37	151
Gain on the early extinguishment of debt	—	—	(169)	—	(169)
Other (income) expense, net	(1)	(1)	3	(1)	—
Total expenses	1,313	1,649	1,414	1,382	5,758
(Loss) income before income taxes, equity in losses (earnings) and noncontrolling interests	(182)	22	170	(132)	(122)
Income tax (benefit) expense	(46)	8	45	(22)	(15)
Equity in losses (earnings) of unconsolidated entities	2	(5)	(4)	(2)	(9)
Net (loss) income	(138)	19	129	(108)	(98)
Less: Net loss attributable to noncontrolling interests	—	—	—	1	1
Net (loss) income attributable to Anywhere	$(138)	$19	$129	$(107)	$(97)

(Loss) earnings per share attributable to Anywhere shareholders:
Basic (loss) earnings per share	$(1.26)	$0.17	$1.17	$(0.97)	$(0.88)
Diluted (loss) earnings per share	$(1.26)	$0.17	$1.15	$(0.97)	$(0.88)
Weighted average common and common equivalent shares of Anywhere outstanding:
Basic	109.8	110.4	110.5	110.5	110.3
Diluted	109.8	111.3	112.1	110.5	110.3

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024                20
Table 7
ANYWHERE REAL ESTATE INC.
NON-GAAP RECONCILIATION - FREE CASH FLOW
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(In millions)
A reconciliation of Net loss attributable to Anywhere to Free Cash Flow as defined in Table 9 is set forth in the following table:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net loss attributable to Anywhere	$(64)	$(107)	$(128)	$(97)
Income tax expense (benefit)	13	(22)	(2)	(15)
Income tax payments	—	(10)	(1)	(14)
Interest expense, net	36	37	153	151
Cash interest payments	(47)	(33)	(158)	(168)
Depreciation and amortization	47	47	198	196
Capital expenditures	(24)	(20)	(78)	(72)
Restructuring costs and former parent legacy items, net of payments	(2)	(2)	—	23
Impairments	11	54	20	65
Gain on the early extinguishment of debt	—	—	(7)	(169)
Loss on the sale of businesses, investments or other assets, net	3	—	3	2
Working capital adjustments	19	32	37	141
Relocation receivables (assets), net of securitization obligations	41	11	13	24
Free Cash Flow	$33	$(13)	$50	$67
A reconciliation of Net cash provided by operating activities to Free Cash Flow is set forth in the following table:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$67	$62	$104	$187
Property and equipment additions	(24)	(20)	(78)	(72)
Net change in securitization obligations	(8)	(55)	25	(48)
Effect of exchange rates on cash, cash equivalents and restricted cash	(2)	—	(1)	—
Free Cash Flow	$33	$(13)	$50	$67

Net cash used in investing activities	$(23)	$(20)	$(77)	$(59)
Net cash used in financing activities	$(24)	$(81)	$(21)	$(227)

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024                21
Table 8a
NON-GAAP RECONCILIATION - SENIOR SECURED LEVERAGE RATIO
FOR THE YEAR ENDED DECEMBER 31, 2024
(In millions)
The senior secured leverage ratio is tested quarterly pursuant to the terms of the senior secured credit facilities*. For the trailing twelve-month period ended December 31, 2024, Anywhere Real Estate Group LLC ("Anywhere Group") was required to maintain a senior secured leverage ratio not to exceed 4.75 to 1.00. The senior secured leverage ratio is measured by dividing Anywhere Group's total senior secured net debt by the trailing twelve-month EBITDA calculated on a Pro Forma Basis, as those terms are defined in the Senior Secured Credit Agreement. Total senior secured net debt does not include the 7.00% Senior Secured Second Lien Notes*, our unsecured indebtedness, including the Unsecured Notes* and Exchangeable Senior Notes*, or the securitization obligations. EBITDA calculated on a Pro Forma Basis, as defined in the Senior Secured Credit Agreement, includes the bank adjustments set forth below. The Company was in compliance with the senior secured leverage ratio covenant at December 31, 2024 with a ratio of 1.22x to 1.00.
A reconciliation of Net loss attributable to Anywhere Group to EBITDA calculated on a Pro Forma Basis, as those terms are defined in the Senior Secured Credit Agreement, for the twelve-month period ended December 31, 2024 is set forth in the following table:

	For the Year Ended
	December 31, 2024
Net loss attributable to Anywhere Group (a)	$(128)
Bank covenant adjustments:
Income tax benefit	(2)
Depreciation and amortization	198
Interest expense, net	153
Restructuring costs, net	32
Impairments	20
Former parent legacy cost, net	2
Gain on the early extinguishment of debt	(7)
Pro forma effect of business optimization initiatives (b)	20
Non-cash stock compensation expense, other non-cash charges and extraordinary, nonrecurring or unusual charges (c)	37
Pro forma effect of acquisitions and new franchisees (d)	4
Incremental securitization interest costs (e)	9
EBITDA as defined by the Senior Secured Credit Agreement*	$338
Total senior secured net debt (f)	$411
Senior secured leverage ratio*	1.22	x
_______________
(a)Net loss attributable to Anywhere Group consists of: (i) loss of $101 million for the first quarter of 2024, (ii) income of $30 million for the second quarter of 2024, (iii) income of $7 million for the third quarter of 2024 and (iv) loss of $64 million for the fourth quarter of 2024.
(b)Represents the twelve-month pro forma effect of business optimization initiatives.
(c)Represents non-cash long term incentive compensation charges, other non-cash charges and extraordinary, nonrecurring or unusual litigation charges.
(d)Represents the estimated impact of acquisitions and franchise sales activity, net of brokerages that exited our franchise system, as if these changes had occurred at the beginning of the trailing twelve-month period. Franchisee sales activity is comprised of new franchise agreements as well as growth through acquisitions and independent sales agent recruitment by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimates and there can be no assurance that we would have generated the projected levels of Operating EBITDA had we owned the acquired entities or entered into the franchise contracts as of the beginning of the trailing twelve-month period.
(e)Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve-month period ended December 31, 2024.
(f)Represents total borrowings secured by a first priority lien on our assets of $490 million under the Revolving Credit Facility plus $15 million of finance lease obligations less $94 million of readily available cash as of December 31, 2024. Pursuant to the terms of our

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024                22
senior secured credit facilities, total senior secured net debt does not include our securitization obligations, 7.00% Senior Secured Second Lien Notes or unsecured indebtedness, including the Unsecured Notes and Exchangeable Senior Notes.

* Our senior secured credit facilities include the facilities under our Amended and Restated Credit Agreement dated as of March 5, 2013, as amended from time to time (the "Senior Secured Credit Agreement"). Our Senior Secured Second Lien Notes include our 7.00% Senior Secured Second Lien Notes due in 2030. Our Unsecured Notes include our 5.75% Senior Notes due 2029 and 5.25% Senior Notes due 2030. Exchangeable Senior Notes refers to our 0.25% Exchangeable Senior Notes due 2026.

Anywhere Reports Financial Results for Fourth Quarter and Full Year 2024                23
Table 8b
NET DEBT LEVERAGE RATIO
FOR THE YEAR ENDED DECEMBER 31, 2024
(In millions)
Net corporate debt (excluding securitizations) divided by EBITDA calculated on a Pro Forma Basis, as those terms are defined in the Senior Secured Credit Agreement, for the year ended December 31, 2024 (referred to as net debt leverage ratio) is set forth in the following table:

	As of December 31, 2024
Revolving Credit Facility	$490
7.00% Senior Secured Second Lien Notes	640
5.75% Senior Notes	558
5.25% Senior Notes	449
0.25% Exchangeable Senior Notes	403
Finance lease obligations	15
Corporate Debt (excluding securitizations)	2,555
Less: Cash and cash equivalents	118
Net Corporate Debt (excluding securitizations)	$2,437

EBITDA as defined by the Senior Secured Credit Agreement (a)	$338

Net Debt Leverage Ratio	7.2	x
_______________
(a)See Table 8a for a reconciliation of Net loss attributable to Anywhere Group to EBITDA as defined by the Senior Secured Credit Agreement.

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Table 9
Non-GAAP Definitions
Operating EBITDA is our primary non-GAAP measure. Operating EBITDA is defined as net income (loss) adjusted for depreciation and amortization, interest expense, net (excluding relocation services interest for securitization assets and securitization obligations), income taxes, and certain non-core items. Operating EBITDA Margin is defined as Operating EBITDA as a percentage of revenues.
Prior to December 31, 2024, non-core items included restructuring charges, impairments, former parent legacy items, gains or losses on the early extinguishment of debt, and gains or losses on discontinued operations or the sale of businesses, investments or other assets. Effective December 31, 2024, we updated our definition of Operating EBITDA to include adjustments for non-cash stock-based compensation and legal contingencies unrelated to normal operations which currently includes industry-wide antitrust lawsuits and class action lawsuits to conform with similar adjustments and measures disclosed by industry competitors. The adjustment for stock-based compensation reflect non-cash expenses that are based on grant date fair value, which is influenced by the Company's stock price, and recognized over the requisite service period. The adjustment for legal contingencies excludes cases that are part of our normal operating activities and legal expenses incurred in the ordinary course of business.
Our updated definition of Operating EBITDA includes adjustments for non-core items that include non-cash stock-based compensation, restructuring charges, impairments, former parent legacy items, legal contingencies unrelated to normal operations which currently includes industry-wide antitrust lawsuits and class action lawsuits, gains or losses on the early extinguishment of debt, and gains or losses on discontinued operations or the sale of businesses, investments or other assets. These changes have been applied retrospectively to prior periods to enhance comparability. These changes have an immaterial impact on the segment profitability measure, with no significant effect on trends or comparability between periods. We believe this updated Operating EBITDA better facilitates comparisons of operating performance across companies, however our presentation of Operating EBITDA may not fully align with similar measures employed by other companies.
We present Operating EBITDA because we believe it is useful as a supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our results of operations. Our management, including our chief operating decision maker, uses Operating EBITDA as a factor in evaluating the performance of our business. Operating EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe Operating EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, as well as other items that are not core to the operating activities of the Company, which may vary for different companies for reasons unrelated to operating performance. We further believe that Operating EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Operating EBITDA measure when reporting their results.
Operating EBITDA has limitations as an analytical tool, and you should not consider Operating EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:
•this measure does not reflect changes in, or cash required for, our working capital needs;
•this measure does not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;
•this measure does not reflect our income tax expense or the cash requirements to pay our taxes;
•this measure does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and this measure does not reflect any cash requirements for such replacements; and
•other companies may calculate this measure differently so they may not be comparable.
In addition to Operating EBITDA, we present Adjusted net income (loss) because we believe this measure is useful as a supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our operating results. Similar to the update to Operating EBITDA discussed above, effective December 31, 2024, we updated our definition of Adjusted net income (loss) to include adjustments for non-cash stock-based compensation and legal contingencies unrelated to normal operations which currently includes industry-wide antitrust lawsuits and class action lawsuits. Adjusted net income (loss) is defined by us as net income (loss) before: (a) mark-to-market interest rate swap adjustments; (b) non-cash

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stock-based compensation; (c) restructuring charges as a result of initiatives currently in progress; (d) impairments; (e) former parent legacy items, which pertain to liabilities of the former parent for matters prior to mid-2006 and are non-operational in nature; (f) legal contingencies unrelated to normal operations which currently includes industry-wide antitrust lawsuits and class action lawsuits; (g) (gain) loss on the early extinguishment of debt that results from refinancing and deleveraging debt initiatives; (h) the (gain) loss on the sale of businesses, investments or other assets and (i) the tax effect of the foregoing adjustments.
Free Cash Flow is defined as net income (loss) attributable to Anywhere before income tax expense (benefit), income tax payments, interest expense, net, cash interest payments, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, impairments, (gain) loss on the sale of businesses, investments or other assets, (gain) loss on the early extinguishment of debt, working capital adjustments and relocation receivables (assets), net of change in securitization obligations. We use Free Cash Flow in our internal evaluation of operating effectiveness and decisions regarding the allocation of resources, as well as measuring the Company's ability to generate cash. Since Free Cash Flow can be viewed as both a performance measure and a cash flow measure, the Company has provided a reconciliation to both net income (loss) attributable to Anywhere and net cash provided by (used in) operating activities. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Free Cash Flow may differ from similarly titled measures presented by other companies.